Wasatch Advisors Letterhead

December 1, 1997


Board of Directors
Wasatch Funds, Inc.
68 South Main Street
Salt Lake City, Utah 84101

Re: Expense Reimbursements

Gentlemen:

This letter will confirm our intent that, in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, and brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and not including litigation and other extraordinary expenses) to average daily net assets of any investment portfolio (each a "Fund") of the Wasatch Funds, Inc. (the "Funds") calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage set forth below, we will voluntarily waive fees or reimburse that Fund's expenses in the amount of such excess:

FUND                                            EXPENSE LIMIT
----                                            -------------
Micro Cap Fund                                      2.50%
Micro Cap Value Fund                                1.95%
Mid Cap Fund                                        1.75%
Aggressive Equity Fund                              1.50%
Growth Fund                                         1.50%
U.S. Treasury Fund                                  0.75%

Our undertaking to waive fees and reimburse expenses as stated above is voluntary and therefore may be terminated or modified by us with respect to one or more of the Funds, upon giving fifteen (15) days prior notice to the Funds and their administrator; provided, however, no such modification will be made in a manner inconsistent with the terms of the current prospectus and/or supplements.


Wasatch Funds Board of Directors
December 1, 1997
Page 2

The foregoing expense limitation is an annual, not monthly, expense limitation. Consequently, if the amount of expenses accrued during a month is less than the expense limitation, the following shall apply: (i) we shall be reimbursed by the respective Fund(s) in an amount equal to such difference, but not in an amount in excess of any deductions and/or payments previously made during the fiscal year; and (ii) to the extent reimbursements are not made pursuant to (i), the Fund(s) shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the fiscal year.

We authorize the Funds and their administrator to reduce our monthly advisory fee and, if necessary, invoice us monthly for Fund expenses, to the extent necessary to effectuate the limitations stated above. We will pay to the Funds any such amounts promptly after receipt of an invoice.

WASATCH ADVISORS, INC.

By:____________________________
   Authorized Officer


Acknowledged:

Wasatch Funds, Inc.

By:____________________________
   Authorized Officer